Exhibit 99.1

Press Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	January 2, 2009
714-801-9021

CALC Completes Sale of 17 Brightwater Model Homes for $25 million

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) announced that on December 31, 2008 it completed the sale of 17 model homes at its Brightwater community in Huntington Beach, California to an investor for $25 million.   The Company also entered into an agreement with the investor to lease back the models for continued customer display during the next three years with two renewal options for one year each.  The Company received $22.5 million in cash with an additional $2.0 million deferred payment due in two years upon the satisfaction of certain conditions, and $500,000 of the sales price was set aside as a reserve payable for conversion of the models for sale to homebuyers upon termination of the lease. After the investor receives a preferred return threshold on its investment, the Company will be entitled to receive 75% of any profits which result from the resale of models at the end of the lease term, after allowing for a 5% sales commission payable to the Company on model homes it re-sells and other costs related to the transaction.

“The sale and leaseback of the model homes at our Brightwater project increases our liquidity and improves our Company’s financial position during this extraordinarily difficult time in the housing market.  This transaction and the September 2008 amendments to our credit agreements provide the flexibility we need to continue to meet our strategic goals for the Company’s financial position,” stated Raymond J. Pacini, the Company’s Chief Executive Officer.

The Company utilized $10.2 million of the model home sales proceeds to make repayments under its Brightwater credit agreements, thereby reducing the payments that would have been due in 2009.  The Company also utilized $10.7 million to reduce the balance outstanding under its revolving credit agreement, which amount can be re-borrowed under the terms of the revolver.  The Company’s current liquidity, including cash on hand and availability under the revolver, is approximately $16.0 million.  For accounting purposes, this transaction will be treated as a financing rather than a sale since the Company has a continuing interest in the property through its eligibility for profit participation.

The Company also announced that it delivered seven homes at Brightwater at an average price of approximately $2.1 million during the fourth quarter, including two Cliffs homes and four Breakers homes, which are the larger homes at Brightwater.  Including the model homes, the Company delivered 40 homes in 2008 at Brightwater and 49 homes project-to-date.  The Company generated two new sales orders at Brightwater since the quarter ended September 30, 2008.

“The continuing loss of consumer confidence during the financial crisis worsened in mid-September, and coupled with the moribund state of the residential mortgage market, has negatively impacted our new orders in the fourth quarter. While traffic at Brightwater has been significant and buyer interest healthy, the combination of factors affecting consumers and the mortgage market have constrained our business in the fourth quarter.  We are hopeful that the federal government’s measures, designed to revive the mortgage market and restore consumer confidence, will enhance our efforts as we begin the 2009 selling season,” said Mr. Pacini.

Current backlog at Brightwater is seven homes with an aggregate sales value of $16.6 million, including four Breakers homes with unobstructed ocean views, one Cliffs home and two homes at The Sands and The Trails (the smaller product lines).  There were no cancellations at Brightwater during the fourth quarter and the cancellation rate for 2008 was 19%.

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Hearthside Homes, Inc. which is a homebuilding company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Brightwater represents one of the last opportunities to develop a master planned community on the Southern California coast.  Hearthside Homes has delivered over 2,100 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contain forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s business, financial and operating plans, objectives, goals, expectations and intentions; the Company’s residential development plans; and any other statements contained herein that are not historical facts.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied.  Other risks are discussed in the Company’s filings with the Securities and Exchange Commission.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

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